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                                  AMENDMENT OF THE

                           AMENDED AND RESTATED BYLAWS OF

                            WESTERN STAFF SERVICES, INC.



     Pursuant to a resolution of the Board of Directors at a regular meeting held on March 26, 1998, the Amended And Restated Bylaws of the corporation are further amended as follows:

     All references to the eliminated position of "Chief Administrative Officer" are stricken , including those in Article 3, Sections 3.1 and 3.2, and in Article 6, Sections 6.3 and 6.5; and Article 3, Section
     3.9 in its entirety.



                                   WESTERN STAFF SERVICES, INC.


                                   By:  /s/ Robin A. Herman
                                       ----------------------------------
                                        Robin A. Herman, Secretary